EXHIBIT 10.3

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made between MBX Biosciences, Inc., a Delaware corporation (the “Company”), and Peter Kent Hawryluk (the “Executive”). The Company together with the Executive shall be referred to as the “Parties”.

WHEREAS, the Parties entered into an Employment Agreement effective as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Company and the Executive each retained the right to terminate the Executive’s employment by the Company without any breach of the Employment Agreement under the circumstances set forth in Section 3 of the Employment Agreement;

WHEREAS, the Executive’s employment will end on July 13, 2026 (the “Date of Termination”) pursuant to Section 3(d) of the Employment Agreement;

WHEREAS, this Agreement is the “Separation Agreement” referred to in the Employment Agreement;

WHEREAS, if the Executive enters into, does not revoke and complies with this Agreement, the Executive will be eligible to receive the Severance pay and Benefits as described in this Agreement; and

WHEREAS, the Company’s Board of Directors (the “Board”) appreciates the Executive’s significant contributions and believes he will provide valuable insight in connection with the transition;

WHEREAS, the Board has determined that it is in the best interest of the Company for the Executive to be retained as a consultant through August 16, 2026.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.
Ending of Employment. The Executive’s employment with the Company (and any of the Company’s affiliates, if applicable) will end on the Date of Termination. To the extent applicable, the Executive shall be deemed to have resigned from the Board and all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the Date of Termination. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations. The Executive acknowledges and agrees that he received a “Notice of Termination,” with this Agreement and that such notice satisfies the Company’s obligations related to a Notice of Termination under Section 4(a) of the Employment Agreement. The Executive shall cease vesting in any outstanding, unvested stock options, restricted stock or other equity awards as of the Date of Termination, consistent with the applicable equity award agreement and equity incentive plan (collectively, the

“Equity Documents”). The Executive may exercise his vested options, if any, within the time period set forth in the Equity Documents, provided if the Executive enters into, does not revoke and complies with this Agreement, then Section 3(e) of this Agreement will apply. The unvested portion of any equity award shall terminate or be forfeited on the Date of Termination; provided that the unvested portion of the Executive’s Time-Based Equity Awards (defined below) that would otherwise terminate or be forfeited on the Date of Termination will be delayed until the date that is three (3) months after the Date of Termination (at which time, the unvested portion of the Executive’s Time-Based Equity Awards will terminate or be forfeited); provided further if the Executive enters into, does not revoke and complies with this Agreement, then Section 3(d) of this Agreement will apply. The Executive remains subject to the Company’s Insider Trading Policy. By entering into this Agreement, the Executive acknowledges and agrees that the payments and benefits set forth in this Agreement are the exclusive payments and benefits to be paid to the Executive in connection with the ending of his employment and that he is not entitled to any other severance pay, benefits, bonus or incentive pay or equity rights, including without limitation pursuant to any severance plan, program or arrangement.
2.
Accrued Obligations. In connection with the ending of his employment, and regardless of whether this Agreement becomes effective, the Company shall pay or provide to the Executive the following “Accrued Obligations”: (i) any Base Salary (as defined in the Employment Agreement) earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans. Any unpaid expense reimbursements must be submitted promptly to the Company in accordance with the Company’s expense policies and procedures.

In addition, regardless of whether this Agreement becomes effective, the Executive will be provided with information regarding the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under separate cover. Any COBRA continuation coverage will be at the Executive’s own cost, except as provided in Section 3(b) below.

3.
Severance Pay and Benefits. In exchange for the Executive entering into, not revoking and complying with this Agreement, the Executive will be entitled to the following “Severance Pay and Benefits”:
(a)
The Company shall pay the Executive an amount equal to twelve (12) months of the Executive’s Base Salary (the “Severance Amount”). The amounts payable under this Section 3(a) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months, commencing on the first practicable payroll date after the Effective Date of this Agreement, with the initial payment including a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.
(b)
Subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.
(c)
The Company shall pay the Executive an amount equal to the Executive’s Target Bonus for the year in which the Date of Termination occurs (the “Final Bonus”). The Final Bonus shall be paid in a lump sum on the first practicable payroll date after the Effective Date of this Agreement.
(d)
On the later of (i) August 16, 2026; and (ii) the Effective Date of this Agreement, the Company shall accelerate the vesting of the Initial Equity Awards (as defined in the Employment Agreement) plus all stock options and other stock-based awards held by the Executive that are subject solely to time-based vesting (the “Time-Based Equity Awards”) and that would have vested through the end of the 12-month period following August 16, 2026 had the Executive remained in continuous employment with the Company through the end of such period; provided that the unvested portion of the Executive’s Time-Based Equity Awards that would otherwise terminate or be forfeited on the Date of Termination will be delayed until the earlier of (A) the Effective Date (at which time acceleration will occur) (the “Accelerated Vesting Date”), and (B) the date that the Separation Agreement can no longer become fully effective (at which time the unvested portion of the Executive’s Time-Based Equity Awards will terminate or be forfeited). Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between August 16, 2026 and the Accelerated Vesting Date. All other terms of the Equity Documents shall remain in full force and effect.
(e)
With respect to any stock options that have vested as of August 16, 2026 (after giving effect to paragraph 3(d) above), the exercise period for such vested stock options will be extended until the earlier of (A) July 13, 2027, and (B) the original expiration date for such vested stock options as provided in the applicable Equity Documents; provided that, and notwithstanding the foregoing, in the event of a Sale Event (as defined in the Company’s 2024 Stock Option and Incentive Plan, as amended (the “Plan”)), the exercise period may be shortened consistent with the provisions of the Plan. The Executive acknowledges that to the extent any such vested stock options are intended to be an “incentive stock option,” such options may no longer qualify as “incentive stock options” under the Internal Revenue Code of 1986, as amended, but instead may convert to a nonqualified stock option, consistent with applicable law. The Executive should consult with his own tax professional regarding the tax treatment of his stock options.
(f)
The Company and the Executive shall enter into a Consulting Agreement in the form attached hereto as Exhibit A.

4.
General Release. In consideration for, among other terms, the Severance Pay and Benefits, to which the Executive acknowledges that he would otherwise not be entitled, the Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities and its and their respective predecessors, successors and assigns, each of the foregoing’s respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, the complete waiver and release of all Claims: relating to the Executive’s employment by and termination of employment with the Company; arising out of or relating to the Employment Agreement or any other agreement between the Executive and any of the Releasees; of breach of express or implied contract; of wrongful termination of employment whether in contract or tort; of violation of public policy; of intentional, reckless, or negligent infliction of emotional distress; of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; of interference with contractual or advantageous relations, whether prospective or existing; of deceit or misrepresentation; of discrimination or retaliation under state, federal or municipal law (including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 and the Older Workers Benefits Protection Act, the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws. ch. 151B, and the Indiana Civil Rights Law); of whistleblower retaliation; of fraud; under any other federal, state or local statute, rule, ordinance or regulation (including, without limitation, the Fair Labor Standards Act and the Worker Adjustment and Retraining Notification Act); of promissory estoppel or detrimental reliance; for wages, bonuses, incentive compensation, stock, stock options, restricted stock or other equity interests, vacation pay, severance allowances or entitlements, and any other compensation or benefits, either under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, §§ 148-150C, the Indiana Wage Payment and Wage Claims Acts, or otherwise; arising out of the Executive’s capacity as a Company optionholder or stockholder (as applicable); of slander, libel, defamation, personal injury, negligence or other torts; for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements.

Notwithstanding the foregoing, this general release does not extend to any rights or Claims (i) that cannot be released as a matter of law, (ii) that arise under this Agreement, (iii) to indemnification under the Company’s Bylaws or any applicable directors’ and officers’ insurance, or (iv) to unemployment compensation benefits or to workers’ compensation (if any). The Executive agrees not to accept damages of any nature, other equitable or legal remedies for the Executive’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. The Executive represents that he has not assigned any Claim to any third party.

5.
Return of Property. By entering into this Agreement, the Executive confirms that he has returned to the Company (or on or prior to the Date of Termination, or immediately upon request by the Company, will return), without altering, copying or deleting any Company information, all Company property, including, without limitation, any Company laptop, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. After returning all Company property, the Executive agrees to delete and finally purge any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains the Executive’s property after the Date of Termination, unless otherwise directed by the Company in writing.
6.
Non-Disparagement.

Subject to the protected disclosures in Section 10 (Protected Disclosures), the Executive agrees not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Company or any of the Company’s officers, directors, employees or agents. The Executive further agrees not to take any actions or conduct himself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of the Company’s officers, directors, employees or agents.

7.
Continuing Obligations; Termination of Payments; Injunctive Relief. The Executive acknowledges that his right to the Severance Pay and Benefits is conditioned on his full compliance with Sections 5 through 7 of this Agreement, the MBX Biosciences, Inc. Confidentiality and Intellectual Property Assignment Agreement between the Executive and the Company dated April 9, 2019 (the “Restrictive Covenants Agreement”), and Section 8 of the Employment Agreement. The Restrictive Covenants Agreement and Section 8 of the Employment Agreement are incorporated by reference as material terms of this Agreement, and, together with Sections 5 through 7 of this Agreement, shall be referred to as the “Continuing Obligations”; provided that the Continuing Obligations shall be construed in accordance with the protected disclosures in Section 10 below. In the event that the Executive fails to comply with any of the Continuing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate payments provided under this Agreement other than the Accrued Obligations. Such termination in the event of a breach by the Executive of the Continuing Obligations shall not affect the general release in Section 4 (General Release) of this Agreement or the Executive’s obligation to comply with the Continuing Obligations and shall be in addition to, and not in lieu of, the Company’s rights to other legal and equitable remedies that the Company may have. Further, the Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by the Executive of any of the Continuing Obligations and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if he breaches, or proposes to breach, any portion of the Continuing Obligations, then the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond, and to recover the Company’s attorneys’ fees and costs associated with any such breach by the Executive.
8.
Incorporation of Whereas Clauses. The Parties incorporate by reference the Whereas clauses set forth above as if fully set forth herein.
9.
Absence of Reliance. This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. In signing this Agreement, the Executive agrees that he is not relying upon any promise or representations made by anyone at or on behalf of the Company.
10.
Protected Disclosures. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits the Executive’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) discuss or disclose information about unlawful acts in the workplace; or (iv) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right the Executive may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.
11.
Time for Consideration; Effective Date. The Company advises the Executive to consult with an attorney before entering into this Agreement and the Executive has, in fact, consulted with counsel. The Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement and that the Executive is voluntarily and knowingly entering into this Agreement. The Executive acknowledges that he has been given the opportunity to consider this Agreement for at least 21 days before executing it and, to accept this Agreement, the Executive must execute the Agreement prior to 5PM ET on July 31, 2026 (the “Consideration Period”). The parties agree that changes, whether material or immaterial, do not restart the running of the Consideration Period. To accept this Agreement, the Executive must return (via DocuSign circulated by Company counsel) a signed, unmodified original PDF version of this Agreement (via DocuSign) so that it is received at or before the expiration of the Consideration Period. If the Executive signs this Agreement before the end of the Consideration Period, the Executive acknowledges that such decision was entirely voluntary and that the Executive had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven days from the date when the Executive signs this Agreement, the Executive has the right to revoke this Agreement by written notice to Michelle Graham (mgraham@mbxbio.com), provided that such notice is delivered so that it is received at or before the expiration of the seven day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”). Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement or void this Agreement before the Effective Date if the Executive breaches any provision contained in this Agreement (including, without limitation, any of the Continuing Obligations) or engages in conduct that would constitute Cause under the Employment Agreement.

12.
Enforceability. The Executive acknowledges that, if any portion or provision of this Agreement or the Continuing Obligations shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, other than those portions or provisions as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.
13.
Entire Agreement. This Agreement, including the Continuing Obligations, constitutes the entire agreement between the Executive and the Company concerning the Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company including, without limitation, the Employment Agreement (except for Sections 8, 9, and 16 which are preserved), provided that the Equity Documents shall continue to be in full force and effect in accordance with their terms, except to the extent specifically modified herein.
14.
Waiver; Amendment. No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement or the Continuing Obligations, or the waiver by either Party of any breach of this Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company.
15.
Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits made to the Executive in connection with the Executive’s employment with the Company.
16.
Section 409A. The Parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
17.
Acknowledgment of Wage and Other Payments. The Executive acknowledges and represents that, except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Executive. The Executive is not entitled to any bonus, incentive compensation or other compensation except as specifically set forth in this Agreement.
18.
Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the State of Indiana without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.
19.
Consent to Jurisdiction. Section 9 of the Employment Agreement (Arbitration of Disputes) is hereby preserved and incorporated by reference into this Agreement. To the extent permitted by and consistent with Section 9 of the Employment Agreement, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts of the State of Indiana. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
20.
Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Date of Termination but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).
21.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Electronic and pdf signatures (including via DocuSign) shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

COMPANY:

MBX BIOSCIENCES, INC.

By: /s/ Patrick Heron

Name: Patrick Heron

Title: Director

Date: July 13, 2026______________________

EXECUTIVE:

/s/ Peter Kent Hawryluk___________________

Name: Peter Kent Hawryluk

Date: July 13, 2026______________________

EXHIBIT 10.3

EXHIBIT A

CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into effective as of July 13, 2026 (the “Effective Date”) by and between Peter Kent Hawryluk, an individual (“Consultant”), whose address is set forth on the signature page below and MBX Biosciences, Inc., a Delaware corporation (the “Company”) (each a “Party” and collectively the “Parties”).

The Company and Consultant hereby agree as follows:

22.
Services. The Company hereby engages Consultant to provide to the Company, and Consultant agrees to provide to the Company under the terms and conditions of this Agreement, the services described on Exhibit A attached hereto and incorporated by this reference (hereinafter the “Services”).
23.
Consideration. As consideration for Consultant’s rendering the Services during the term of this Agreement, the Company shall offer Consultant compensation as set forth in Exhibit A attached hereto and incorporated herein by reference.
24.
Expenses. The Company shall reimburse Consultant for reasonable and necessary out-of-pocket expenses incurred by Consultant in the performance of the Services (the “Expenses”), provided such Expenses are approved in advance by an officer of the Company and further are supported by an itemized invoice and applicable receipts (the “Expense Documentation”). The Company shall reimburse Consultant for such Expenses within ten (10) business days of Consultant submitting the Expense Documentation to an appropriate officer of the Company.
25.
Independent Contractor. Consultant is not, nor shall Consultant be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Consultant shall not be entitled to any benefits provided by the Company to its employees (including such items as health and disability benefits). Consultant’s status and relationship with the Company shall be that of an independent contractor. Consultant shall not state or imply, directly or indirectly, that Consultant is empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the Parties. Consultant shall be solely responsible for payment of all charges and taxes arising from his or her relationship to the Company as a Consultant.
26.
Cancellation of Services. Either Party may at any time terminate Consultant’s engagement hereunder and this Agreement upon ten (10) days prior written notice to the non-terminating Party; provided that the Company may terminate Consultant’s engagement hereunder and this Agreement at any time with immediate effect in the event Consultant fails or refuses to perform the Services or otherwise breaches any material provision of this Agreement.
27.
Term of Agreement; Termination. The term of this Agreement and Consultant’s Services hereunder shall commence as of the Effective Date and shall continue until August 15, 2026. Except as otherwise explicitly provided herein, the provisions of Sections 7, 9 through 16 shall survive the termination or expiration of this Agreement for any reason.
28.
Warranties of Consultant. Consultant represents to the Company that (i) with respect to any information, know-how, knowledge or data disclosed by Consultant to the Company in the performance of this Agreement, Consultant has the full and unrestricted right to disclose the same; and (ii) Consultant is free to undertake the Services required by this Agreement, and there is, and shall be, no conflict of interest between Consultant’s performance of this Agreement and any obligation Consultant may have to other parties.
29.
Intentionally Omitted.
30.
Confidentiality. Consultant agrees to hold all Confidential Information (as hereinafter defined) of the Company (or other parties whose Confidential Information the Company has in its possession under obligations of confidentiality) in trust and strict confidence and, except as may be authorized by the Company in writing, shall not use for any purpose other than the performance of the Services under this Agreement, nor disclose such Confidential Information to any person, association, company, entity or other organization (whether for profit or not for profit). Consultant may disclose to the Company any information that Consultant would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars or in informal scientific discussions.

As used herein, “Confidential Information” shall mean all knowledge and information which Consultant has acquired or may acquire as a result of, or related to, his or her relationship with the Company, including but not limited to, information concerning the Company’s business, finances, operations, strategic planning, research and development activities, products, research developments, improvements, processes, trade secrets, services, cost and pricing policies, formulae, diagrams, schematics, notes, data, memoranda, methods, know-how, techniques, inventions, and marketing strategies. Confidential Information shall also include information received by the Company from third parties under an obligation of confidentiality. Notwithstanding the foregoing sentence, but subject to Section 10, such Confidential Information does not include (i) information which is or becomes publicly available (except as may be disclosed by Consultant in violation of this Agreement), (ii) information acquired by Consultant from a third-party source other than the Company or any of its employees, Consultant or shareholders, which source legally acquired such information under no obligation of confidentiality, or (iii) information of a general nature and specifically information regarding the Company’s business and industry known to Consultant prior to advising the Company or acquired by Consultant during the term hereof by reason of his or her other business activities.

31.
Ownership of Work Product and Enforcement of Intellectual Property. Consultant shall communicate in writing and disclose to the Company promptly and fully all concepts, ideas, inventions, formulae, algorithms, software code, trade secrets, know-how, technical or business innovations, writings, discoveries, designs, developments, methods, modifications, improvements, processes, databases, computer programs, techniques, graphics or images, audio or visual works or other works of authorship and patents or patent rights created, reduced to practice, or conceived by Consultant during the term of this Agreement, which result from (i) the Services that Consultant performs for the Company or (ii) information derived from the Company or its employees, agents or other consultants (all of the foregoing herein collectively and individually called “Works”). The Works shall be and remain the sole and exclusive property of the Company whether or not patented or copyrighted and without regard to any termination of this Agreement. The Works and all related Intellectual Property Rights (as hereinafter defined) are being created at the instance of the Company and shall be deemed to be “works made for hire” under the United States copyright laws, and Consultant hereby does assign and transfer, and to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns, as applicable, all of Consultant’s right, title and interest in all Works and all related Intellectual Property Rights. If any Works (or any Intellectual Property Right in or related to such Works or that claim or cover such Works) do not qualify for treatment as “works made for hire,” or if Consultant retains any interest therein for any other reason, Consultant hereby assigns and transfers, and will assign and transfer, to the Company all ownership and interest in such Works and any and all Intellectual Property Rights in and to such Works or that claim or cover any such Works. Consultant will cooperate fully with the Company, both during and after his or her engagement with the Company, with

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respect to the procurement, maintenance and enforcement of Intellectual Property Rights related to the Works.

As used herein, “Intellectual Property Rights” means, collectively, all rights in, to and under patents, trade secret rights, copyrights, trademarks, service marks, trade dress, and similar rights of any type under the laws of any governmental authority, including without limitation, all applications and registrations relating to the foregoing.

32.
Company Data. Any data or other materials furnished by the Company for use by Consultant in connection with the Services shall remain the sole property of the Company and shall be held in trust and confidence by Consultant in accordance with Section 9. Consultant shall return to the Company any and all data and other materials furnished to Consultant upon written notice to Consultant requesting such return, and in any event Consultant shall promptly return such data and materials upon termination of this Agreement and will not keep or make copies of any such data or materials.
33.
Remedies Upon Breach. Consultant understands that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and Consultant considers them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief.
34.
Advertising. Consultant shall not in any way or in any form publicize or advertise in any manner the fact that it is performing the Services without the prior written consent of the Company.
35.
Intentionally Omitted.
36.
Notices. All notices under this Agreement will be in writing and will reference this Agreement. Notices will be deemed given when: (i) delivered personally via e-mail or otherwise; (ii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) day after deposit with a commercial overnight carrier, with written verification of receipt. All communications will be sent to the addresses set forth below or such other addresses designated pursuant to this Section.

If to Company:

MBX Biosciences, Inc.

275 Medical Drive, Unit 3094

Carmel, IN 46082

contracts@mbxbio.com

If to Consultant:

Peter Kent Hawryluk

Last Address on file with Company

37.
Miscellaneous. This Agreement together with all exhibits hereto, contains the entire understanding of the Parties with respect to the matters contained herein, and supersedes all proposals and agreements, written or oral, and all other communications between the Parties relating to the subject matter of this Agreement. Neither this Agreement nor any right or obligation hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company. The Company may assign this Agreement to its affiliates, successors and assigns. Consultant expressly

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consents to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ Consultant may be transferred without the necessity that this Agreement be resigned at the time of such transfer. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without regard to its conflict of laws rules. This Agreement may not be modified or amended except in a writing that is signed and executed by both Consultant and the Company. In case any provisions (or portions thereof) contained in this Agreement will, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Notwithstanding the forgoing, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date last below written.

CONSULTANT MBX BIOSCIENCES, INC.

By: By:

Name (Print): ___________________ Name (Print)

Address: Title: Date:

Date:

EXHIBIT A

Description of Services:

During the term of this Agreement, Consultant shall render such Services to and for the Company as may be reasonably requested from time to time by the Board or the Company’s Chief Executive Officer, including but not limited to transitional and strategic advisory services.

Fees and Expenses:

As sole consideration for the Services, during the term of the Agreement, the equity held by Consultant as of the date hereof shall continue to vest pursuant to the terms of the applicable equity agreement, such that there is no lapse in the provision of Services (as defined therein); provided, however, that if the Company terminates this Agreement early without Cause (as defined in the Company’s equity incentive plan), all outstanding equity awards will immediately vest as to that portion of such equity awards that would have vested had you continued to remain a consultant of the Company for the original term of this Agreement.

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